EXHIBIT 99.1

Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.50 IN FIRST QUARTER

     LAKE FOREST, Ill., April 27, 2004 — Brunswick Corporation (NYSE: BC) reported today net earnings of $48.0 million, or $0.50 per diluted share, for the first quarter of 2004. This compares to net earnings of $3.8 million, or $0.04 per diluted share for the year-ago quarter, which includes a $25.0 million ($0.18 per diluted share) litigation charge to operating earnings relating to the settlement of a lawsuit.

     Commenting on the quarter, Brunswick Chairman and Chief Executive Officer George W. Buckley said, “We started the year on a very strong note with a 28 percent increase in sales in the quarter coming on double-digit gains reported by all of our operating units. The primary drivers were our marine engine and boat groups, which benefited from a better marine retail environment than we’ve seen in some time. Acquisitions also played a role in the sales gain. Excluding the sales from business units we didn’t own in the first quarter last year, sales rose 19 percent, illustrating the strong performance delivered by our base operations. Higher sales and production volumes, along with our ongoing focus on effective cost management, contributed to a doubling of operating earnings to $78.5 million and a 240 basis point improvement in operating margins, excluding the litigation charge. We ended the quarter with our balance sheet in excellent shape. Debt-to-total capital was 30.4 percent at quarter end compared with 35.9 percent a year earlier. All in all it was a great quarter and further evidence of the successful execution of our growth strategy.”

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Brunswick Corporation
April 27, 2004

First Quarter Results

     For the quarter ended March 31, 2004, the company reported a net sales increase of 28 percent to $1,199.6 million, up from $934.5 million a year earlier. Operating earnings rose to $78.5 million compared with $13.0 million in the year-ago quarter, and operating margins improved to 6.5 percent from 1.4 percent. Excluding the $25.0 million litigation charge in the first quarter of 2003, operating earnings totaled $38.0 million, and operating margins were 4.1 percent.

     Net earnings totaled $48.0 million, or $0.50 per diluted share, up from $3.8 million, or $0.04 per diluted share, for the first quarter of 2003. Excluding the previously mentioned litigation charge, net earnings totaled $19.8 million, or $0.22 per diluted share, in the first quarter of 2003.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies, reported sales of $527.9 million in the first quarter of 2004, up 28 percent from $412.8 million in the year-ago first quarter. Operating earnings in the first quarter more than doubled to $42.6 million versus $19.3 million, and operating margins increased to 8.1 percent compared with 4.7 percent for the same quarter in 2003.

     “Mercury Marine had an excellent quarter with strong performances from all units – outboard and sterndrive engines and parts and accessories – contributing to the sales gain,” Buckley said. “Strong retail demand was the primary driver behind the improved results.”

     “Highlighting the quarter was the much-anticipated launch of Verado, our family of high-horsepower supercharged four-stroke outboard engines. Customer response to the new engines has been outstanding, and we began shipping product this week,” Buckley added. “Verado’s power, torque, near-silent running, excellent fuel economy and low-emission characteristics are unlike anything available in the market today. We

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Brunswick Corporation
April 27, 2004

believe Verado reaffirms Mercury’s standing as the technology leader in marine propulsion.”

     “Brunswick New Technologies (BNT) also contributed to the sales gain for the Marine Engine segment, primarily due to the acquisition of Navman NZ Limited, a producer of global positioning system-based products, which was completed in the second quarter of 2003,” Buckley added. “We have been very pleased with Navman’s financial results and growth rates, fueled primarily by the success of new products. In addition, Navman, working in conjunction with Northstar and other BNT units, is an important contributor to our product development and boat electronics integration initiatives.”

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Baja, Crestliner, Lowe, Lund and Princecraft boat brands and the Land ‘N’ Sea and Attwood marine parts and accessories distribution and manufacturing businesses. The Boat segment reported sales for the first quarter of $512.0 million, up 35 percent compared with $378.6 million in the first quarter of 2003. Boat segment sales benefited from incremental sales from its new parts and accessories (P&A) business, which began with the acquisition of Land ‘N’ Sea and Attwood last year. Excluding the P&A business, boat sales increased 23 percent in the quarter. Operating earnings increased to $32.0 million, more than double the $14.1 million reported in the first quarter of 2003, and operating margins rose to 6.3 percent, up from 3.7 percent. The acquisition of the Crestliner, Lowe and Lund brands was completed at the end of the quarter and, therefore, did not have any impact on sales or operating earnings for the Boat Group in the first quarter of 2004.

     “We are seeing strong retail demand for all of our boat brands, which is leading to stronger wholesale shipments to our dealers,” Buckley said. “Early boat shows are

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Brunswick Corporation
April 27, 2004

showing positive trends. Even more encouraging is that we are seeing strength in all parts of the country and across our entire product range. New models in all portions of the product spectrum are selling especially well, including the Bayliner 175 runabout, the Sea Ray 500 Sundancer, and the Hatteras 80 Motor Yacht. Demand for these particular models is nearly outstripping our ability to supply. Higher volumes and effective cost management account for the significant improvement in operating margins.”

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the first quarter of 2004 totaled $130.6 million, up 10 percent from $119.2 million in the year-ago quarter. Operating earnings for the quarter totaled $9.2 million compared with an operating loss of $12.5 million for the year-ago quarter, which includes the $25 million litigation charge. Operating margins were 7.0 percent in the first quarter of 2004. Excluding the litigation charge, operating earnings totaled $12.5 million, and operating margins were 10.5 percent in the first quarter of 2003.

     “In the past two years, Life Fitness has introduced 90 new products. They have been very well received in the marketplace, and strong customer demand is the primary driver of the sales gain in the quarter,” Buckley noted. “That’s the good news. However, the pace and the timing of these new product launches, 40 of which were introduced in the fourth quarter of 2003 alone, are having a temporary impact on operating margins for the segment. The start-up of new model production at our Ramsey, Minn., facility came at the same time we were transitioning production to Ramsey from our Paso Robles, Calif., facility, which we closed during the quarter. Operating inefficiencies, higher freight cost to meet customer delivery requirements, along with costs associated with the Paso Robles closure, had an adverse impact on

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Brunswick Corporation
April 27, 2004

operating margins. As actions to resolve the operational issues take hold over the coming months, we expect the margin pressure for the segment to be mitigated.”

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the first quarter of 2004 totaled $110.2 million, up 29 percent compared with $85.1 million in the year-ago quarter. Operating earnings were up 61 percent to $13.5 million in the first quarter versus $8.4 million, and operating margins improved to 12.3 percent compared with 9.9 percent in 2003.

     “Each business unit – bowling retail centers, bowling products and billiards – contributed to the strong sales and earnings performance for the segment,” Buckley said. “In addition, Valley-Dynamo, the leading player in coin-operated pool tables that we acquired last June, continues to perform at expected levels. Excluding incremental sales from this acquisition, segment sales increased 19 percent in the quarter. Higher volumes, effective cost management and accretive margins from the Valley-Dynamo acquisition accounted for the significant improvement in operating margins for the segment.”

Looking Ahead

     “2004 is shaping up to be a record year for Brunswick in both sales and earnings,” Buckley commented. “The success of innovative new products, cost management efforts and accretive acquisitions, all buoyed by improved economic and marine market conditions, are behind our more optimistic outlook for the year. As we previously announced, we have raised our earnings estimate for 2004 to $2.45 to $2.65 per share, up from $2.10 to $2.30 per share. For our marine segments combined, we expect sales growth in the 27 to 29 percent range, assuming an increase in marine retail in the low-to mid-teens and including the incremental sales from acquisitions. For

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Brunswick Corporation
April 27, 2004

our fitness and bowling and billiards segments, we maintain our earlier expectations of sales growth in the high-single digits. Overall, operating margins will benefit from higher volumes as well as our ongoing focus on effective cost management. This should more than offset costs associated with new product introductions and new plant openings and the margin impact of the transition to low-emission outboard engines. Our earnings estimates assume full-year operating margin improvement in the range of 150 to 200 basis points. Looking at the second quarter, which is seasonally the strongest for marine product sales, we’re estimating earnings in the range of $0.82 to $0.90 per share, as compared with $0.59 per share for the second quarter of 2003.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, the effect of a weak economy and stock market on consumer confidence and thus on demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the ability to maintain effective distribution; the success of global sourcing and supply chain management initiatives; the ability to successfully integrate acquisitions; the success of new product introductions; the impact of weather conditions on sales of marine products and retail bowling center revenues; the financial strength of dealers and independent boat builders; shifts in currency exchange rates; the impact of interest rates and fuel prices on demand for marine products; the impact of financial markets on pension expense and funding levels; the ability to maintain market share in high-margin products; the ability to maintain product quality and service standards expected by our customers; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; adverse foreign economic conditions; the ability to maintain good relationships with its

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Brunswick Corporation
April 27, 2004

labor unions; the ability to successfully manage pipeline inventories; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and imports from Asia and increased competition from Asian competitors. Additional factors are included in the company’s Annual Report on Form 10-K for 2003.

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com .

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Brunswick Corporation
April 27, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended March 31
	2004	2003	% Change
Net sales	$1,199.6	$934.5	28%
Cost of sales	902.3	725.7	24%
Selling, general and administrative expense	186.1	143.1	30%
Research and development expense	32.7	27.7	18%
Litigation settlement	—	25.0

Operating earnings (1)	78.5	13.0	NM
Interest expense	(10.1)	(10.7)	6%
Other income	3.2	3.6

Earnings before income taxes	71.6	5.9	NM
Income tax provision	23.6	2.1

Net earnings	$48.0	$3.8	NM

Earnings per common share:
Basic	$0.51	$0.04	NM
Diluted	0.50	0.04	NM

Average shares used for computation of:
Basic earnings per share	93.7	90.6	3%
Diluted earnings per share	95.6	90.6	6%

Effective tax rate	33.0%	35.8%

(1) Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
April 27, 2004

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Quarter Ended March 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
Marine Engine	$527.9	$412.8	28%	$42.6	$19.3	NM	8.1%	4.7%
Boat	512.0	378.6	35%	32.0	14.1	NM	6.3%	3.7%
Marine eliminations	(80.2)	(61.2)		—	—

Total Marine	959.7	730.2	31%	74.6	33.4	NM	7.8%	4.6%
Fitness (1)	130.6	119.2	10%	9.2	(12.5)	NM	7.0%	-10.5%
Bowling & Billiards	110.2	85.1	29%	13.5	8.4	61%	12.3%	9.9%
Eliminations	(0.9)	—		—	—
Corp/Other	—	—		(18.8)	(16.3)	-15%

Total	$1,199.6	$934.5	28%	$78.5	$13.0	NM	6.5%	1.4%

(1) Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
April 27, 2004

Brunswick Corporation
Comparative Consolidated Balance Sheet
(in millions)

	March 31,	December 31,	March 31,
	2004	2003	2003
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$173.8	$345.9	$280.0
Accounts and notes receivables, net	455.3	374.4	441.7
Inventories
Finished goods	394.7	325.3	293.4
Work-in-process	222.6	205.7	209.8
Raw materials	105.5	92.8	64.5

Net inventories	722.8	623.8	567.7

Prepaid income taxes	297.5	302.3	302.6
Prepaid expenses and other	51.4	68.8	43.4

Current assets	1,700.8	1,715.2	1,635.4

Net property	847.8	827.1	777.8

Other assets
Goodwill and other intangibles	857.3	699.7	577.9
Investments and other long-term assets	384.3	360.5	298.9

Total assets	$3,790.2	$3,602.5	$3,290.0

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$48.8	$23.8	$30.7
Accounts payable	334.1	321.3	281.0
Accrued expenses	758.4	756.7	650.5

Current liabilities	1,141.3	1,101.8	962.2

Long-term debt	585.8	583.8	588.1
Other long-term liabilities	609.8	593.9	633.9
Common shareholders’ equity	1,453.3	1,323.0	1,105.8

Total liabilities and shareholders’ equity	$3,790.2	$3,602.5	$3,290.0

Supplemental Information
Debt-to-capitalization rate	30.4%	31.5%	35.9%

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Brunswick Corporation
April 27, 2004

Brunswick Corporation
Comparative Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Quarter Ended March 31
	2004	2003
Cash flows from operating activities
Net earnings	$48.0	$3.8
Depreciation and amortization	38.3	35.6
Changes in noncash current assets and current liabilities	(155.6)	(110.3)
Income taxes and other, net	54.1	28.7

Net cash used for operating activities	(15.2)	(42.2)

Cash flows from investing activities
Capital expenditures	(32.5)	(19.9)
Investments	(4.9)	(11.9)
Acquisitions of businesses, net of debt and cash acquired	(196.2)	—
Other, net	(0.9)	—

Net cash used for investing activities	(234.5)	(31.8)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	24.2	2.2
Stock options exercised	53.4	0.4

Net cash provided by financing activities	77.6	2.6

Net decrease in cash and cash equivalents	(172.1)	(71.4)
Cash and cash equivalents at January 1	345.9	351.4

Cash and cash equivalents at March 31	$173.8	$280.0

Free Cash Flow
Net cash used for operating activities	$(15.2)	$(42.2)
Net cash used for:
Capital expenditures	(32.5)	(19.9)
Other, net	(0.9)	—

Total Free Cash Flow	$(48.6)	$(62.1)

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